Exhibit 8.2

Partners	Consultants		Registered Foreign Lawyer (PRC)
Yick Ting Fai, Jeffrey 易庭暉 律師	Wong Lai Wa, Carol 黃麗樺 律師	Luk Yi Liang 陸以量 律師	Liu Wei 劉偉 律師（中國）
Chan Wai Kin 陳偉健 律師	Yiu Chin Wang 姚展宏 律師	Tsoi Wai Yan 蔡偉仁 律師
Tang Chuen Ngai, Matthew 鄧傳毅 律師

Our Ref: JY/CORP/00921	Date: 6 January 2026

BY EMAIL ONLY

Board of directors

FG Holdings Limited

Conyers Trust Company (BVI) Limited

Commerce House

Wickhams Cay 1

Road Town, Tortola, VG1110

British Virgin Islands

Dear Sirs,

RE:	Legal Opinion on Certain Hong Kong Legal Matters (the “Matters”)

We are legal practitioners in the Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”) and are qualified to issue this opinion on the laws of Hong Kong as in effect on the date hereof.

We have acted as Hong Kong counsel to FG Holdings Limited (the “Company”), a company incorporated under the laws of the British Virgin Islands with limited liability, and its subsidiaries established in Hong Kong (the “HK Subsidiaries”), in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”).

The Registration Statement has been filed by the Company with the U.S. Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended, relating to the initial public offering (the “Offering”) of its Class A ordinary shares (the “Ordinary Shares”) and the listing of such Ordinary Shares on the Nasdaq Capital Market. We have been requested to provide this opinion regarding the matters set forth below.

For the purpose of rendering this opinion, we have examined copies of the due diligence documents provided by:

●	Fundergo Limited

●	Fundermall Limited

●	Richest View (HK) Limited (collectively, the “HK Subsidiaries”)

Our review pertains to the subject matter specified in Section B below. Additionally, we have conducted the searches listed in Schedule 1 which we deemed necessary for the purposes of this opinion.

Suite A1, 11/F, One Capital Place, 18 Luard Road, Wanchai, Hong Kong 香港灣仔盧押道18號海德中心11樓A1室 In association with Cheung & Choy	Tel.: Fax: E-mail:	2338 1169 2338 1960 info@yickandchan.com

Where certain facts were not independently established or verified, we have relied upon certificates and statements issued by appropriate representatives of the Company and the HK Subsidiaries.

A.	Assumptions

For the purposes of this opinion, we have assumed, without further inquiry:-

(i)	that all signatures, seals, chops and dates are genuine, the correct identity and legal capacity and authority of all signatories and corporate officers, each signature on behalf of a party thereto is that of a person duly authorised by such party to execute the same, all documents and corporate records (the “Documents”) submitted to us in relation to the Matters as originals (if any) are authentic, and all Documents submitted to us as certified or photostatic copies conform to the originals;

(ii)	that each of the parties (other than the HK Subsidiaries) to the Documents: (a) if a legal person or other entity, is duly organised and is validly existing in good standing under the laws of its jurisdiction of organisation and/or incorporation; or (b) if an individual, has full capacity for civil conduct; and each of them has full power and authority to execute, deliver and perform its/her/his obligations under such Documents to which it is a party in accordance with the laws of its jurisdiction of organisation or incorporation or the laws to which it/she/he is subject; that for each document to which a corporation is a party, all corporate authorisations had been validly obtained, such document was entered into for that party’s corporate benefit and that party was solvent when it did so;

(iii)	that the Documents remain in full force and effect on the date of this opinion and have not been revoked, amended or supplemented, and no amendments, revisions, supplements, modifications or other changes have been made, and no revocations or terminations have occurred, with respect to any of such Documents after they were submitted to us for the purposes of this opinion; that the original documents still exist and have not been varied, cancelled or superseded by some other documents or agreements or actions of which we are not aware; and all documents constitute valid and binding enforceable obligations of the parties thereto under all applicable laws other than the laws of Hong Kong or the laws of the PRC;

(iv)	the accuracy and completeness of all factual representations, statements, or oral information, whether via oral or written instructions, provided by the shareholder(s), director(s), officer(s), employee(s), agent(s), representative(s) or authorized person(s) of the Company and/or the HK Subsidiaries to us; and that except as otherwise stated, all material information in relation to the Company and within the knowledge of its officers and directors has been made available to us;

(v)	that the information disclosed by company searches and/or other public searches in Hong Kong is accurate and complete as at the time of this opinion and conforms to records maintained by the Company and/or the HK Subsidiaries, and that such searches would not fail to disclose any information which had been filed with or delivered to the Hong Kong Companies Registry and/or the relevant bodies but had not been processed at the time when the relevant searches were conducted;

(vi)	that the laws of jurisdictions other than Hong Kong which may be applicable to the execution, delivery, performance or enforcement of the Documents have been complied with; and the laws of any other jurisdiction other than Hong Kong, will not affect this opinion;

(vii)	that the instructions and information provided by the Company and/or the HK Subsidiaries are true and accurate to the best of our belief;

(viii)	that there has been no change in the information contained in the latest records of the Company and the HK Subsidiaries and/or any other relevant company under the Hong Kong Companies Registry made up to the issuance of this Opinion;

(ix)	that every document reviewed by us has been properly stamped, registered and filed (where necessary), and all other procedures that are necessary to perform in order to make the document admissible in evidence has been carried out and within the time limits prescribed by applicable law and regulations;

(x)	that all licences and other approvals (other than those required by the Hong Kong regulations) necessary for the carrying on of the existing business of the Company has been obtained and are valid and subsisting;

(xi)	that there is no claim, dispute or action against the Company in any jurisdiction and there is no winding-up proceedings against the Company in any jurisdiction,

(collectively, the “Assumptions”).

B.	Opinions

Subject to the Assumptions and Qualifications (as defined below), we are of the opinion that:-

(i)	each of the HK Subsidiaries has been duly incorporated and is validly existing as a company limited by shares under the laws of Hong Kong and each has legal capacity to sue and be sued in its own name in the courts in Hong Kong. In addition, we note that:

(a)	the Company Search (as defined below) revealed no subsisting orders or resolutions for the winding-up of the HK Subsidiaries, and no notices of appointment of a liquidator, receiver, or receiver and manager in respect of any of the HK Subsidiaries; and

(b)	the Official Receiver Search (as defined below) revealed that no petitions for the winding-up of the HK Subsidiaries have been presented;

(ii)	based solely on the results of the Litigation Search (as defined below), we are not aware of any actions, suits, or proceedings pending before the courts of Hong Kong against the Company or any of the HK Subsidiaries as at the date of the Litigation Search;

(iii)	based on the Company Search and the corporate documents provided to us, no material non-compliance with the laws of Hong Kong has been identified in respect of the business operations of the HK Subsidiaries which would materially and adversely affect their respective business operations;

(iv)	based solely on the corporate documents provided to us, all allotments, issues, and transfers of shares of the HK Subsidiaries effected prior to the date hereof are valid and legal;

(v)	based on the results of the Company Search and the documents provided to us, there are no mortgages, charges, or other encumbrances registered with the Hong Kong Companies Registry that remain undischarged in respect of any of the HK Subsidiaries;

(vi)	based solely on the results of the MPF Search (as defined below), we are not aware of any non-compliant records against the HK Subsidiaries resulting from legal proceedings initiated by the Hong Kong Mandatory Provident Fund Schemes Authority in connection with any violation of the Mandatory Provident Fund Schemes Ordinance (Cap. 485 of the Laws of Hong Kong) as at 6 January 2026;

(vii)	based on the results of the Business Registration Search (as defined below) and the documents provided to us, the HK Subsidiaries have obtained the requisite business registration certificates to carry on their businesses in Hong Kong, and such certificates remain in full force and effect as at the date of the Business Registration Search; and

(viii)	the courts of Hong Kong may recognize and enforce judgments rendered by courts in other jurisdictions pursuant to the statutory scheme under the Foreign Judgments (Reciprocal Enforcement) Ordinance (Cap. 319 of the Laws of Hong Kong) for civil and commercial matters from specified jurisdictions, or under common law principles. As the United States is not a designated country under said Ordinance, judgments rendered by a court in the United States may only be enforced in Hong Kong under common law;

(ix)	the statements set forth in the Registration Statement insofar as such statements purport to describe or summarise Hong Kong legal matters currently in effect at the date of this opinion stated therein as at the date hereof, are true and accurate in all material respects, and represent a fair and accurate summary in all material respects of the Hong Kong legal matters stated therein as at the date hereof; and

(x)	the statements set forth in the Registration Statement under the caption “Hong Kong Taxation” are true and accurate in all material respects, and such statements constitute our legal opinion.

C. Qualifications

The opinions expressed above are subject to the following qualifications (“Qualifications”):

(i)	our opinion is limited to the laws of Hong Kong as generally applied on the date hereof. We have not investigated, and do not express or imply any view on, the laws of any jurisdiction other than Hong Kong. No foreign counsel has been instructed or consulted by us in the preparation of this opinion, and we assume that no foreign law affects the findings herein.

(ii)	the laws of Hong Kong referred to herein are the laws and regulations publicly available and currently in force as of the date hereof. There is no guarantee that such laws and regulations, or the interpretation and enforcement thereof, will not be changed, amended, or revoked in the future, potentially with retrospective effect.

(iii)	our opinion is subject to: (a) general legal or statutory principles affecting the enforceability of contractual rights, including concepts of public interest, social ethics, national security, good faith, and fair dealing, as well as applicable statutes of limitation; (b) any circumstances regarding the formation, execution, or performance of legal documents that may be deemed a material mistake, unconscionable, fraudulent, coercive, or involving the concealment of illegal intentions; (c) judicial discretion regarding the availability of specific performance, injunctive relief, and other equitable remedies or defenses; (d) applicable bankruptcy, insolvency, liquidation, reorganization, or other laws and regulations affecting creditors’ rights generally; and (e) the discretion of competent Hong Kong legislative, administrative, or judicial bodies in the exercise of their authority.

(iv)	this opinion is issued based on Hong Kong laws currently in effect. For matters not explicitly provided for under such laws, the future interpretation and application of specific requirements are subject to the final discretion of the competent Hong Kong authorities. There can be no assurance that government agencies will not ultimately adopt a position contrary to the opinions stated herein.

(v)	we have relied, as to matters of fact (but not as to legal conclusions), on certificates and confirmations from responsible officers of the Company, the HK Subsidiaries, and relevant regulatory authorities, as well as public searches conducted in Hong Kong. Such factual matters and the legal conclusions drawn therefrom are subject to the limitations, disclaimers, and qualifications contained in those documents. They are further limited by the completeness and accuracy of the internal records, employment records, and corporate documents made available to us.

(vi)	our opinions are based solely on the Documents. We have not addressed the commercial adequacy of any Documents, nor have we undertaken an independent investigation to determine if the materials presented comprise all information relevant to our review.

(vii)	the Company Search is not conclusive as to whether: (a) a winding-up order has been made or a resolution passed for the winding-up of a company; (b) a receiver, manager, or liquidator has been appointed; or (c) amendments have been made to a company’s constitutional documents. Notice of these matters may not be filed with the Hong Kong Companies Registry immediately and, even if filed, may not be instantly reflected on the public database. Furthermore, a Company Search cannot reveal the presentation of a winding-up petition prior to the making of an order.

(viii)	the Official Receiver Search relates only to compulsory winding-up proceedings and is not conclusive as to whether a winding-up petition has been presented, as details may not be immediately entered into the records of the Official Receiver’s Office or the High Court of Hong Kong.

(ix)	the results of the Litigation Search are provided by a third-party agent (TARGET On-Line Financial Ltd) and may not be conclusive, as the search is limited to the databases listed in Schedule 2. There may also be a time lag between the filing of information and its entry into the search agent’s database.

(x)	the results of the MPF Search may not be conclusive because: (a) it only records non-compliance resulting from criminal convictions or civil judgments; (b) such records may not be updated immediately; and (c) past non-compliance records are removed from the Mandatory Provident Fund Schemes Authority’s database if no further issues occur within five years of the last entry.

(xi)	this opinion must be read as a whole and in the specific context referred to herein; individual paragraphs should not be read in isolation.

(xii)	this opinion is strictly limited to the matters expressly stated herein. We assume no responsibility to advise you of any facts, circumstances, or developments occurring after the date hereof that may alter or modify this opinion.

(xiii)	specifically excluded from the scope of this opinion are: (a) issues or implications related to listing or securities rules, principles, or practices; and (b) the identification of solutions to any issues raised herein, unless specifically stated otherwise.

(xiv)	we have not undertaken any independent investigation to determine the existence or absence of any fact, and no inference regarding our knowledge of any fact should be drawn from our representation of the Company and the HK Subsidiaries.

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the reference to our firm name therein. In giving such consent, we do not admit that we fall within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours faithfully,

Yick & Chan

SCHEDULE 1

SEARCHES

1.	company searches of the HK Subsidiaries at the Hong Kong Companies Registry on 6 January 2026 (the “Company Search”);

2.	winding-up searches on the HK Subsidiaries at the Official Receiver’s Office in Hong Kong on 6 January 2026 (the “Winding-up Search”);

3.	litigation searches on the Company and the HK Subsidiaries conducted through TARGET On-Line Financial Ltd on 6 January 2026 (the “Litigation Search”);

4.	business registration searches on the HK Subsidiaries at the Hong Kong Inland Revenue Department Business Registration Office on 6 January 2026 (the “Business Registration Search”); and

5.	Mandatory Provident Fund non-compliance searches on the HK Subsidiaries through the online Non-Compliant Employer and Officer Records maintained by the Hong Kong Mandatory Provident Fund Schemes Authority on 6 January 2026 (the “MPF Search”).

SCHEDULE 2

LITIGATION SEARCH DATA

1.	Court of Final Appeal

Final Appeal (Civil) (data with hearing date from July 2012)

Final Appeal (Criminal) (data with hearing date from July 2012)

Miscellaneous Proceedings (Civil) (data with hearing date from July 2012)

Miscellaneous Proceedings (Criminal) (data with hearing date from July 2012)

2.	High Court

Court of Appeal

Application for Review (data with hearing date from December 2010 and/or lodge date from January 2011)

Attorney General’s Reference (data with hearing date from December 2010)

Civil Appeal (data with hearing date from December 2010 and/or lodge date from January 2011)

Criminal Appeal (data with hearing date from December 2010 and/or lodge date from January 2011)

Miscellaneous Proceedings (data with hearing date from December 2010 and/or lodge date from January 2017)

Secretary for Justice’s Reference (data with hearing date from December 2010)

Court of First Instance – Civil Matters

Admiralty Actions (data with filing date from January 1993)

Adoption Application (data with hearing date from January 2013)

Application for Interim Orders (data with filing date from March 1999)

Application to Set Aside a Statutory Demand (data with filing date from January 1988)

Applications under the Mental Health Ordinance (data with hearing date from April 2012)

Bankruptcy Petitions (data with filing date from January 1978)

Bill of Sales Registrations (data with filing date from January 1998)

Book Debt Registrations (data with filing date from February 1998)

Civil Actions (data with filing date from January 1980)

Commercial Actions (data with filing date from January 1982)

Companies Winding-Up Proceedings (data with filing date from December 1977)

Constitutional and Administrative Law Proceedings (data with filing date from February 1997)

Construction and Arbitration Proceedings (data with filing date from January 1987)

Intellectual Property (data with filing date from May 2019)

Intended Action (data with hearing date from April 2017)

Matrimonial Causes (data with hearing date from January 2011)

Miscellaneous Proceedings (data with filing date from September 1982)

Personal Injuries Actions (data with filing date from October 1994)

Stop Notices (data with filing date from January 1999)

Court of First Instance - Criminal and Appeal Cases

Criminal Case (date with hearing date from December 2010)

Estate Duty Appeal (data with hearing date from December 2010 and/or lodge date from January 2011)

Inland Revenue Appeal (data with hearing date from December 2010 and/or lodge date from January 2011)

Labour Tribunal Appeal (data with hearing date from December 2010 and/or lodge date from January 2011)

Magistracy Appeal (data with hearing date from December 2010 and/or lodge date from January 2011)

Minor Employment Claims Appeal (data with hearing date from December 2010 and/or lodge date from January 2011)

Miscellaneous Proceedings (Criminal) (data with hearing date from December 2010)

Small Claims Tribunal Appeal (data with hearing date from December 2010 and/or lodge date from January 2011)

Court of First Instance - Probate Matters

Application for Grant (data with hearing date from January 2011)

Caveat (data with hearing date from January 2011)

Citation Application (data with hearing date from January 2011)

Ex-parte Application (data with hearing date from January 2011)

Probate Action (data with hearing date from January 2011)

Referral Case (data with hearing date from January 2011)

3.	District Court

Civil Actions (data with filing date from August 1995)

Criminal Proceedings (data with hearing date from December 2010)

Distraint Filing Records (data with filing date from October 1997)

Employee’s Compensation Cases (data with filing date from January 1997)

Equal Opportunities Actions (data with filing date from January 2000)

Family Court (data with hearing date from July 2012)

Miscellaneous Appeals (data with hearing date from October 2012)

Miscellaneous Proceedings (data with filing date from January 1997)

Occupational Deafness (Compensation) Appeal (data with hearing date from October 2012)

Personal Injuries Actions (data with filing date from September 2000)

Pneumoconiosis (Compensation) Appeals (data with hearing date from April 2011)

Stamp Duty Appeals (data with hearing date from February 2012 or filing date from January 2017)

Tax Claim Filing Records (data with filing date from January 2002)

4.	Small Claims Tribunal (data with hearing date from August 2001)

5.	Magistrates’ Courts (data with hearing date from January 2004)

6.	Labour Tribunal (data with hearing date from November 2004)

7.	Lands Tribunal (data with hearing date from January 2005)

8.	Coroner’s Court (data with hearing date from August 2017)

9.	Competition Tribunal (data with hearing date from January 2018)

10.	Obscene Articles Tribunal (data with hearing date from January 2018)